Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Reports Fourth-Quarter and Full-Year 2014 Results;
Full-Year Adjusted Earnings Increase 19% to $3.29 per Share

▪	Q4 sales increased 5% to $454.3 million; Full-year sales increased 2% to $2.84 billion

▪	Adjusted gross margin rate improved 80 basis points in Q4 and 100 basis points for full year

▪	Full-year adjusted EBITDA increased 6% to $412 million

▪	Company expects adjusted earnings per share of $3.40 to $3.60 in fiscal 2015

MARYSVILLE, Ohio (Nov. 5, 2014) - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced that fiscal 2014 adjusted earnings improved 19 percent driven by the Company’s strong second half of the lawn and garden season, with continued momentum driving a 5 percent improvement in the fourth quarter.

Adjusted income from continuing operations for the year ended September 30, 2014 was $206.3 million, or $3.29 per share, compared with $172.6 million, or $2.76 per share a year ago. Results exclude costs related to impairment, restructuring and other charges, and one-time costs related to financing. Including those items, reported income from continuing operations for fiscal 2014 was $165.7 million, or $2.64 per share, compared with $159.4 million, or $2.55 per share, a year ago.

“The strong results we delivered in fiscal 2014 - in the face of a weather-delayed season - speak to the strength of our team, the resilience of the lawn and garden category and the confidence that our consumers and retail partners have in our brands,” said Jim Hagedorn, chairman and chief executive officer. “In addition to over-delivering against the earnings guidance we provided, we also returned about $350 million to shareholders in 2014 through recurring and one-time dividend payments and share purchases.

“We are confident in our business plans for 2015 and expect sales for the year to increase 4 to 5 percent resulting in adjusted earnings per share in the range of $3.40 to $3.60.”

Fourth-Quarter 2014 Details
Company-wide net sales increased 5 percent in the fourth quarter to $454.3 million, compared with $433.6 million during the same quarter a year ago.

Global Consumer segment sales increased 5 percent in the fourth quarter to $354.8 million. Sales in the U.S. increased 3 percent during the quarter. Outside the U.S., sales increased 13 percent, excluding the impact of foreign exchange rates. Scotts LawnService sales increased 5 percent to $95.0 million in the fourth quarter, compared to $90.2 million during the same quarter a year ago.

The company-wide adjusted gross margin rate was 30.9 percent during the fourth quarter, compared with 30.1 percent during the same quarter a year ago. The year-over-year improvement was due to targeted pricing and material cost reductions, partially offset by higher distribution costs.

SG&A in the fourth quarter increased $15.3 million to $154.9 million, compared with $139.6 million a year ago. The year-over-year difference was primarily due to increased marketing efforts for the Tomcat brand, costs related to the Company’s acquisitions of Fafard & Brothers in Quebec and UK-based Solus

Garden & Leisure, as well as increased investments in the Hawthorne Gardening Company, a wholly-owned subsidiary focused on indoor and urban gardening.

The operating loss for the Global Consumer segment was $7.8 million during the fourth quarter, compared with a loss of $6.9 million a year ago. Operating income for the Scotts LawnService segment increased 12 percent during the quarter to $27.2 million, compared with $24.3 million a year ago. On a company-wide basis, the operating loss improved to $22.3 million from a loss of $29.7 million a year ago.

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter were $0.3 million, compared with $9.6 million a year ago.

Adjusted loss from continuing operations was $10.8 million in the fourth quarter, or $0.18 per share, compared with a loss of $11.7 million, or $0.19 per share, a year ago. Those results include a one-time $0.03 gain on the Company’s investment in AeroGrow International, however they exclude impairment, restructuring and other charges. Including those items, reported loss from continuing operations for the fourth quarter was $14.9 million in fiscal 2014, or $0.24 per share, compared with a loss of $19.2 million, or $0.31 per share, a year ago.

Full-Year 2014 Details
Company-wide net sales increased 2 percent in 2014 to $2.84 billion, compared to $2.77 billion a year ago. Global Consumer sales increased 3 percent to $2.55 billion in 2014, compared to $2.48 billion a year ago. Scotts LawnService sales increased 2 percent to $263.0 million for the year, compared to $257.8 million a year ago.

On an adjusted basis, the company-wide gross margin rate increased 100 basis points to 36.3 percent for the year. The improvement was attributable primarily to targeted pricing and material cost reductions, partially offset by higher-than-expected distribution costs and unfavorable product mix.

SG&A increased 3 percent to $680.5 million, compared to $659.6 million a year ago. The year-over-year increase was driven by increased marketing and selling in the Global Consumer and LawnService segments, costs associated with the Hawthorne Gardening Company, and diligence and integration costs associated with the recently announced acquisitions of Solus and Fafard.

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) were $412.4 million, an increase of 6 percent, compared to $390.5 million a year ago.

For the full year, the Company recorded $51 million in impairment, restructuring and other charges, with $15 million attributed to severance costs associated with the Company’s restructuring plans.

The Global Consumer segment reported a 9 percent increase in operating income to $438.8 million for fiscal 2014, compared to $403.7 million a year ago. Scotts LawnService reported a 5 percent increase in operating income to $30.2 million during the year, compared to $28.7 million in fiscal 2013. Company-wide operating income improved to $256.6 million from $251.3 million.

Cash flow from operations was $240.2 million in 2014, slightly below the Company’s original projections for the year, primarily due to higher inventory levels resulting from sales volume shortfalls earlier in the lawn and garden season.

2015 Outlook
The Company expects company-wide net sales to increase by approximately 4 to 5 percent in fiscal 2015 on increased U.S. unit volume, the recent acquisitions of Action Pest Control, Solus and Fafard, and the consolidation of AeroGrow, as well as the continued organic growth of its LawnService business.

Total company sales growth is expected to result in adjusted earnings from continuing operations in the range of $3.40 to $3.60 per share in fiscal 2015. Cash flow from operations is expected to range from $275 million to $300 million in 2015.

The Company will provide a more detailed commentary on its expectations for fiscal 2015 in its conference call later today.

Conference Call and Webcast Scheduled for 9:00 a.m. ET Today, Nov. 5
The Company will discuss its fiscal fourth quarter and full year 2014 results during a webcast and conference call today at 9:00 a.m. ET. Conference call participants should call 888-298-3451 (Conference Code: 3252177). A replay of the call can be heard by calling 888-203-1112. The replay will be available for 30 days. The live webcast is available at http://investor.scotts.com. An archive of the webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the website for 12 months.

About ScottsMiracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scottsmiraclegro.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 27% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•
The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports.

The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Chief Communications Officer
937-578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statement of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended			Twelve Months Ended
	Footnotes	September 30, 2014	September 30, 2013	% Change	September 30, 2014	September 30, 2013	% Change
Net sales		$454.3	$433.6	5%	$2,841.3	$2,773.7	2%
Cost of sales		313.9	302.9		1,809.9	1,793.3
Cost of sales - impairment, restructuring and other		—	0.6		—	2.2
Gross profit		140.4	130.1	8%	1,031.4	978.2	5%
% of sales		30.9%	30.0%		36.3%	35.3%
Operating expenses:
Selling, general and administrative		154.9	139.6	11%	680.5	659.6	3%
Impairment, restructuring and other		5.4	11.4		51.0	18.1
Other income, net		(6.2)	(2.5)		(14.7)	(10.0)
Income (loss) from operations		(13.7)	(18.4)	26%	314.6	310.5	1%
% of sales		(3.0)%	(4.2)%		11.1%	11.2%
Costs related to refinancing		—	—		10.7	—
Interest expense		8.6	11.3		47.3	59.2
Income (loss) from continuing operations before income taxes		(22.3)	(29.7)	25%	256.6	251.3	2%
Income tax expense (benefit) from continuing operations		(7.1)	(10.5)		91.2	91.9
Income (loss) from continuing operations		(15.2)	(19.2)	21%	165.4	159.4	4%
Income (loss) from discontinued operations, net of tax	(3)	(0.3)	(0.2)		0.8	1.7
Net income (loss)		$(15.5)	$(19.4)		$166.2	$161.1
Net loss attributable to noncontrolling interest		0.3	—		0.3	—
Net income (loss) attributable to controlling interest		$(15.2)	$(19.4)		$166.5	$161.1
Basic income (loss) per common share:	(1)
Income (loss) from continuing operations		$(0.24)	$(0.31)	23%	$2.69	$2.58	4%
Income from discontinued operations		—	—		0.01	0.03
Net income (loss)		$(0.24)	$(0.31)		$2.70	$2.61
Diluted income (loss) per common share:	(2)
Income (loss) from continuing operations		$(0.24)	$(0.31)	23%	$2.64	$2.55	4%
Income from discontinued operations		—	—		0.01	0.02
Net income (loss)		$(0.24)	$(0.31)		$2.65	$2.57
Common shares used in basic income per share calculation		61.0	62.0	(2)%	61.6	61.7	—%
Common shares and potential common shares used in diluted income per share calculation		61.0	62.0	(2)%	62.7	62.6	—%

Non-GAAP results from continuing operations:
Adjusted income (loss) from continuing operations	(4)	$(10.8)	$(11.7)	8%	$206.3	$172.6	20%
Adjusted diluted income (loss) per share from continuing operations	(2) (4)	$(0.18)	$(0.19)	5%	$3.29	$2.76	19%
Adjusted EBITDA	(3) (4)	$0.3	$9.6	(97)%	$412.4	$390.5	6%
Note: See accompanying footnotes on page 10

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales and Income (Loss) from Continuing Operations before Income Taxes by Segment
(In millions)
(Unaudited)

The Company is divided into the following reportable segments: Global Consumer and Scotts LawnService®. This division of reportable segments is consistent with how the segments report to, and are managed by, the chief operating decision maker of the Company.

Segment performance is evaluated based on several factors, including income (loss) from continuing operations before amortization, impairment, restructuring and other charges, which is not a generally accepted accounting principle ("GAAP") measure. Senior management of the Company uses this measure of operating profit (loss) to evaluate segment performance because we believe this measure is the most indicative of performance trends and the overall earnings potential of each segment.

Corporate & Other consists of revenues and expenses associated with the Company’s supply agreements with Israel Chemicals Ltd. and the amortization related to the Roundup® Marketing Agreement, as well as corporate, general and administrative expenses and certain other income/expense items not allocated to the business segments.

	Three Months Ended			Twelve Months Ended
	September 30, 2014	September 30, 2013	% Change	September 30, 2014	September 30, 2013	% Change
Net Sales:
Global Consumer	$354.8	$338.1	5%	$2,552.0	$2,484.7	3%
Scotts LawnService®	95.0	90.2	5%	263.0	257.8	2%
Segment total	449.8	428.3	5%	2,815.0	2,742.5	3%
Corporate & Other	4.5	5.3		26.3	31.2
Consolidated	$454.3	$433.6	5%	$2,841.3	$2,773.7	2%

Income (Loss) from Continuing Operations before Income Taxes:
Global Consumer	$(7.8)	$(6.9)	(13)%	$438.8	$403.7	9%
Scotts LawnService®	27.2	24.3	12%	30.2	28.7	5%
Segment total	19.4	17.4		469.0	432.4
Corporate & Other	(24.3)	(20.9)		(90.4)	(91.2)
Intangible asset amortization	(3.4)	(2.9)		(13.0)	(10.4)
Impairment, restructuring and other	(5.4)	(12.0)		(51.0)	(20.3)
Costs related to refinancing	—	—		(10.7)	—
Interest expense	(8.6)	(11.3)		(47.3)	(59.2)
Consolidated	$(22.3)	$(29.7)	25%	$256.6	$251.3	2%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)

	September 30, 2014	September 30, 2013

ASSETS	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$89.3	$129.8
Accounts receivable, net	337.7	313.3
Inventories	385.1	324.9
Prepaids and other current assets	122.9	113.0
Total current assets	935.0	881.0
Property, plant and equipment, net	437.0	422.3
Goodwill	353.3	315.1
Intangible assets, net	300.3	284.4
Other assets	32.7	34.4
Total assets	$2,058.3	$1,937.2
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$91.9	$92.4
Accounts payable	193.3	137.7
Other current liabilities	259.5	279.7
Total current liabilities	544.7	509.8
Long-term debt	692.4	478.1
Other liabilities	254.0	238.8
Total liabilities	1,491.1	1,226.7
Shareholders' equity	567.2	710.5
Total liabilities and shareholders’ equity	$2,058.3	$1,937.2

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended September 30, 2014			Three Months Ended September 30, 2013
	As Reported	Impairment, Restructuring and Other	Adjusted	As Reported	Impairment, Restructuring and Other	Adjusted
Net sales	$454.3	$—	$454.3	$433.6	$—	$433.6
Cost of sales	313.9	—	313.9	302.9	—	302.9
Cost of sales - impairment, restructuring and other	—	—	—	0.6	0.6	—
Gross profit	140.4	—	140.4	130.1	(0.6)	130.7
% of sales	30.9%		30.9%	30.0%		30.1%
Operating expenses:
Selling, general and administrative	154.9	—	154.9	139.6	—	139.6
Impairment, restructuring and other	5.4	5.4	—	11.4	11.4	—
Other income, net	(6.2)	—	(6.2)	(2.5)	—	(2.5)
Loss from operations	(13.7)	(5.4)	(8.3)	(18.4)	(12.0)	(6.4)
% of sales	(3.0)%		(1.8)%	(4.2)%		(1.5)%
Costs related to refinancing	—	—	—	—	—	—
Interest expense	8.6	—	8.6	11.3	—	11.3
Loss from continuing operations before income taxes	(22.3)	(5.4)	(16.9)	(29.7)	(12.0)	(17.7)
Income tax benefit from continuing operations	(7.1)	(1.3)	(5.8)	(10.5)	(4.5)	(6.0)
Loss from continuing operations	(15.2)	(4.1)	(11.1)	(19.2)	(7.5)	(11.7)
Loss attributable to noncontrolling interest	0.3	—	0.3	—	—	—
Loss attributable to controlling interest from continuing operations	$(14.9)	$(4.1)	$(10.8)	$(19.2)	$(7.5)	$(11.7)
Basic loss per share from continuing operations	$(0.24)	$(0.06)	$(0.18)	$(0.31)	$(0.12)	$(0.19)
Diluted loss per share from continuing operations	$(0.24)	$(0.06)	$(0.18)	$(0.31)	$(0.12)	$(0.19)
Common shares used in basic income per share calculation	61.0	61.0	61.0	62.0	62.0	62.0
Common shares and potential common shares used in diluted income per share calculation	61.0	61.0	61.0	62.0	62.0	62.0
Calculation of Adjusted EBITDA:
Loss from continuing operations	$(15.2)			$(19.2)
Income tax benefit from continuing operations	(7.1)			(10.5)
Loss from discontinued operations, net of tax	(0.3)			(0.2)
Income tax benefit from discontinued operations	(0.1)			(0.7)
Costs related to refinancing	—			—
Interest expense	8.6			11.3
Depreciation	12.8			13.9
Amortization (including Roundup)	3.6			3.1
Gain on investment of unconsolidated affiliate	(3.3)			—
Impairment, restructuring and other	—			11.6
Mark-to-market adjustments on derivatives	1.3			0.3
Adjusted EBITDA	$0.3			$9.6
Note: See accompanying footnotes on page 10

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Twelve Months Ended September 30, 2014				Twelve Months Ended September 30, 2013
	As Reported	Impairment, Restructuring and Other	Costs Related to Refinancing	Adjusted	As Reported	Impairment, Restructuring and Other	Adjusted
Net sales	$2,841.3	$—	$—	$2,841.3	$2,773.7	$—	$2,773.7
Cost of sales	1,809.9	—	—	1,809.9	1,793.3	—	1,793.3
Cost of sales - impairment, restructuring and other	—	—	—	—	2.2	2.2	—
Gross profit	1,031.4	—	—	1,031.4	978.2	(2.2)	980.4
% of sales	36.3%			36.3%	35.3%		35.3%
Operating expenses:
Selling, general and administrative	680.5	—	—	680.5	659.6	—	659.6
Impairment, restructuring and other	51.0	51.0	—	—	18.1	18.1	—
Other income, net	(14.7)	—	—	(14.7)	(10.0)	—	(10.0)
Income from operations	314.6	(51.0)	—	365.6	310.5	(20.3)	330.8
% of sales	11.1%			12.9%	11.2%		11.9%
Costs related to refinancing	10.7	—	10.7	—	—	—	—
Interest expense	47.3	—	—	47.3	59.2	—	59.2
Income from continuing operations before income taxes	256.6	(51.0)	(10.7)	318.3	251.3	(20.3)	271.6
Income tax expense from continuing operations	91.2	(17.4)	(3.7)	112.3	91.9	(7.1)	99.0
Income from continuing operations	165.4	(33.6)	(7.0)	206.0	159.4	(13.2)	172.6
Loss attributable to noncontrolling interest	0.3	—	—	0.3	—	—	—
Income attributable to controlling interest from continuing operations	$165.7	$(33.6)	$(7.0)	$206.3	$159.4	$(13.2)	$172.6
Basic income per share from continuing operations	$2.69	$(0.55)	$(0.11)	$3.35	$2.58	$(0.22)	$2.80
Diluted income per share from continuing operations	$2.64	$(0.54)	$(0.11)	$3.29	$2.55	$(0.21)	$2.76
Common shares used in basic income per share calculation	61.6	61.6	61.6	61.6	61.7	61.7	61.7
Common shares and potential common shares used in diluted income per share calculation	62.7	62.7	62.7	62.7	62.6	62.6	62.6
Calculation of Adjusted EBITDA:
Income from continuing operations	$165.4				$159.4
Income tax expense from continuing operations	91.2				91.9
Income from discontinued operations, net of tax	0.8				1.7
Income tax expense from discontinued operations	0.9				0.9
Costs related to refinancing	10.7				—
Interest expense	47.3				59.2
Depreciation	50.6				54.7
Amortization (including Roundup)	13.8				11.2
Gain on investment of unconsolidated affiliate	(3.3)				—
Impairment, restructuring and other	33.7				11.2
Mark-to-market adjustments on derivatives	1.3				0.3
Adjusted EBITDA	$412.4				$390.5

Note: See accompanying footnotes on page 10

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares outstanding during the period.

(2)
Diluted income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares, plus all potential dilutive securities (common stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)
In the second quarter of fiscal 2014, the Company completed the sale of its Wild Bird Food business. As a result, effective in its second quarter of fiscal 2014, the Company classified its results of operations for all periods presented to reflect the Wild Bird Food business as a discontinued operation.

(4)
The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures:
Adjusted income attributable to controlling interest from continuing operations and adjusted diluted income per share attributable to controlling interest from continuing operations - These measures exclude charges or credits relating to impairments, restructurings, discontinued operations and other unusual items such as costs or gains related to discrete projects or transactions that are apart from, and not indicative of, the results of the operations of the business.

Adjusted EBITDA - This measure is calculated as net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring, non-cash items affecting net income. We believe this measure provides additional information for determining our ability to meet debt service requirements. The presentation of adjusted EBITDA herein is intended to be consistent with the calculation of that measure as required by our borrowing arrangements, and used to calculate a leverage ratio (maximum of 4.00 at September 30, 2014) and an interest coverage ratio (minimum of 3.50 for the twelve months ended September 30, 2014). The Company was in compliance with the terms of all debt covenants at September 30, 2014.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparison between current results and results in prior operating periods. The Company believes that these non-GAAP financial measures are the most indicative of the Company's ongoing earnings capabilities and that disclosure of these non-GAAP financial measures therefore provides useful information to investors and other users of its financial statements, such as lenders. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.